Exhibit 99.1

HOF Village, LLC and Subsidiaries

Condensed Consolidated Financial Statements

As of June 30, 2020 and For the Three and Six Months Ended

June 30, 2020 and 2019

(Unaudited)

HOF VILLAGE, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of :
	June 30,	December 31,
	2020	2019
	(Unaudited)
Assets
Cash	$2,149,500	$2,818,194
Restricted cash	11,460,679	5,796,398
Accounts receivable, net	1,701,554	1,355,369
Prepaid expenses and other assets	5,843,579	2,292,859
Property and equipment, net	129,621,854	134,910,887
Project development costs	105,461,050	88,587,699
Total assets	$256,238,216	$235,761,406

Liabilities and Members’ Equity
Liabilities
Notes payable, net	$204,202,428	$164,922,714
Accounts payable and accrued expenses	17,082,645	12,871,487
Due to affiliate	12,015,489	19,333,590
Other liabilities	7,125,402	3,684,276
Total liabilities	240,425,964	200,812,067

Commitments and contingencies (Notes 7 and 8)

Members’ equity	15,812,252	34,949,339

Total liabilities and members’ equity	$256,238,216	$235,761,406

The accompanying notes are an integral part of these condensed consolidated financial statements.

HOF VILLAGE, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019

Revenues
Sponsorships, net of activation costs	$1,660,928	$1,738,566	$3,321,856	$3,637,492
Rents and cost recoveries	42,657	138,167	317,437	308,206
Event revenues	-	36,519	27,833	49,843
Total revenues	1,703,585	1,913,252	3,667,126	3,995,541

Operating expenses
Property operating expenses	2,428,283	3,126,150	9,112,269	6,030,126
Commission expense	607,126	401,837	1,057,980	569,827
Depreciation expense	2,723,303	2,721,317	5,445,423	5,412,733
Loss on abandonment of project development costs	-	-	-	12,194,783
Total operating expenses	5,758,712	6,249,304	15,615,672	24,207,469

Loss from operations	(4,055,127)	(4,336,052)	(11,948,546)	(20,211,928)

Other (expense) income
Interest expense	(2,199,785)	(2,343,881)	(4,209,795)	(4,574,525)
Amortization of discount on note payable	(3,443,333)	(3,538,040)	(6,677,746)	(6,902,308)
Total interest expense	(5,643,118)	(5,881,921)	(10,887,541)	(11,476,833)

Other income	-	219,709	-	22,988
Total other (expense) income	(5,643,118)	(5,662,212)	(10,887,541)	(11,453,845)

Net loss	$(9,698,245)	$(9,998,264)	$(22,836,087)	$(31,665,773)

The accompanying notes are an integral part of these condensed consolidated financial statements.

HOF VILLAGE, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

(Unaudited)

Members’ Equity
Balance at January 1, 2020	$34,949,339
Contribution from members	3,699,000
Net loss	(22,836,087)
Balance, June 30, 2020	$15,812,252

Balance at January 1, 2019	$90,853,219
Net loss	(31,665,773)
Balance, June 30, 2019	$59,187,446

Balance at April 1, 2020	$21,811,497
Contribution from members	$3,699,000
Net loss	(9,698,245)
Balance at June 30, 2020	$15,812,252

Balance at April 1, 2019	$69,185,710
Net loss	(9,998,264)
Balance at June 30, 2019	$59,187,446

The accompanying notes are an integral part of these condensed consolidated financial statements.

HOF VILLAGE, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended June 30,
	2020	2019
Cash Flows From Operating Activities
Net loss	$(22,836,087)	$(31,665,773)
Adjustments to reconcile net loss to cash flows (used in) provided by operating activities
Depreciation expense	5,445,423	5,412,733
Amortization of note discounts	6,677,746	6,902,308
Bad debt expense	-	135,666
Prepaid rent	(2,974,224)	-
Loss on abandonment of project development costs	-	12,194,783
Income from equity method investment	-	22,998
Deferred rent expense	-	(7,233)
Interest paid in kind	2,199,714	-
Changes in operating assets and liabilities:
Accounts receivable	(346,185)	1,115,535
Prepaid expenses and other assets	(576,496)	1,042,544
Accounts payable and accrued expenses	2,121,854	2,842,819
Due to affiliates	(3,619,101)	3,134,923
Other liabilities	3,441,126	2,064,165
Net cash (used in) provided by operating activities	(10,466,230)	3,195,468

Cash Flows From Investing Activities
Additions to project development costs	(14,688,633)	(7,418,308)
Purchase of leasehold improvements	(156,390)	-
Net cash used in investing activities	(14,845,023)	(7,418,308)

Cash Flows From Financing Activities
Proceeds from notes payable	36,014,210	5,470,000
Repayments of notes payable	(5,572,102)	(3,304,312)
Payment of financing costs	(135,268)	(511,608)
Net cash provided by financing activities	30,306,840	1,654,080

Net increase (decrease) in cash and restricted cash	4,995,587	(2,568,760)

Cash and restricted cash, beginning of period	8,614,592	8,417,950

Cash and restricted cash, end of period	$13,610,179	$5,849,190

Cash	$2,149,500	$190,447
Restricted Cash	11,460,679	5,658,743
Total cash and restricted cash	$13,610,179	$5,849,190

The accompanying notes are an integral part of these condensed consolidated financial statements.

HOF VILLAGE, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended June 30,
	2020	2019
Supplemental disclosure of cash flow information
Cash paid during the period for interest	$1,463,074	$978,905

Non-cash investing and financing activities
Project development cost acquired through accounts payable and accrued expenses, net	$2,184,718	$31,539

Non-cash contribution from PFHOF in shared services agreement	$3,699,000	$-

 The accompanying notes are an integral part of these condensed consolidated financial statements.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 1: Organization and Nature of Business

Organization and Nature of Business

HOF Village, LLC (“HOFV” or the “Company”) was established as a Delaware Limited Liability Company on August 5, 2015, and operates under an agreement dated December 11, 2018 that was amended by the Amended and Restated Limited Liability Company Agreement dated July 31, 2019 (the “LLC Agreement”). Pursuant to the LLC Agreement, the Company was established by initial equity members IRG Canton Village Member, LLC (“IRG Member”), a Delaware Limited Liability Company, and National Football Museum, Inc., doing business as the Pro Football Hall of Fame (“PFHOF”), an Ohio corporation, collectively (the “Members”). The Company was formed for the purpose of developing a mixed-use real estate and entertainment destination in Canton, Ohio, which is presently comprised of approximately 100 acres of land surrounding the historic Pro Football Hall of Fame (the “Hall of Fame Village Property”) through its subsidiaries. In 2016, HOF Village was rebranded as Johnson Controls Hall of Fame Village (“JCIHOFV”) as part of an 18-year, $135 million naming rights agreement with Johnson Controls (see Note 6). As of June 30, 2020, IRG owned 59% of HOF Village and PFHOF owned 35% of HOF Village.

The term of the Company shall continue in perpetuity in full force and effect until the dissolution and termination of the Company in accordance with the terms of the Amended LLC agreement or by operation of law.

The JCIHOFV consists of dynamic, multi-use venues which management believes will generate significant attendance from the region through strong synergies between project components. Phase I was completed on August 1, 2017, having constructed the Tom Benson Hall of Fame Stadium (“Stadium”) in Canton, Ohio, youth fields, land acquisition, parking infrastructure and general site infrastructure and formed a media company. Plans for future components of the JCIHOFV include two premium hotels, an indoor waterpark, the Center for Excellence (with an office building including retail and dining establishments), the Center for Performance (a convention center/field house) and the Hall of Fame Retail Promenade. Long-term expansion plans include the addition of the Hall of Fame Experience (an immersive VR/AR attraction), a luxury hotel with retail space, a performance center/arena, multi-family housing, and other complementary components.

The Company has entered into several agreements with Pro Football Hall of Fame, which is an affiliate of JCIHOFV, and government entities which outline the rights and obligations of each of the parties with regard to the property on which the JCIHOFV sits, portions of which are owned by the Company and portions of which are net leased to the Company by the government entities (see Note 7). Under these agreements, Pro Football Hall of Fame and the government entities are entitled to use portions of the JCIHOFV on a direct-cost basis.

On December 11, 2018, the Company entered into the Master Transaction Agreement, whereby, among other things, it amended its LLC Agreement (see Note 4).

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 1: Organization and Nature of Business (continued)

Organization and Nature of Business (continued)

On September 16, 2019, the Company entered into a definitive business combination agreement (as amended, the “BCA” or the “Business Combination Agreement”, and the transactions contemplated thereby, the “Business Combination”) with Gordon Pointe Acquisition Corp (“GPAQ”), a publicly traded special purpose acquisition company, GPAQ Acquisition Holdings, Inc. (“Holdings”), GPAQ Acquiror Merger Sub, Inc., GPAQ Company Merger Sub, LLC, and HOF Village Newco, LLC (“Newco”), to create a sports, entertainment and media enterprise surrounding the Pro Football Hall of Fame. On July 1, 2020, the parties to the BCA consummated the transactions contemplated thereby, which included the Company transferring all of its assets and liabilities to Newco, which is now a wholly-owned subsidiary of Holdings, subsequently renamed Hall of Fame Resort & Entertainment Company (“HOFRE”). The Business Combination is further described in Note 13.

Liquidity and Going Concern

The Company has sustained recurring losses and negative cash flows from operations through June 30, 2020. In addition, its Bridge Loan matures within twelve months from the issuance of these condensed consolidated financial statements, in November 2020. Since inception, the Company’s operations have been funded principally through the issuance of debt. As of June 30, 2020, the Company had approximately $2.2 million of unrestricted cash. On July 1, 2020, the Company consummated its merger agreement with GPAQ, whereby the Company’s convertible notes were converted into equity, $15.0 million of the Company’s Bridge Loan was converted into equity and $15.5 million of its Bridge Loan was repaid. The balance of approximately $34.5 million has been guaranteed by IRG. In the event that IRG advances funds to the Company to pay off the Bridge Loan, under the terms of the guarantee, IRG will become a lender to the Company with a maturity date of August 2021. The Company believes that, as a result, it currently has sufficient cash and financing commitments to meet its funding requirements over the next year. The Company expects that it will need to raise additional financing to accomplish its development plan over the next several years. The Company expects to seek to obtain additional funding through convertible debt financing via Private Investment in Public Equity (“PIPE”) Investments. There can be no assurance as to the availability or terms upon which such financing and capital might be available.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 1: Organization and Nature of Business (continued)

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company for the three and six months ended June 30, 2020 and 2019 have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and Rule 10 of SEC Regulation S–X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for audited financial statements. However, in the opinion of management of the Company, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of the financial position and operating results have been included in these statements. These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2019, filed March 10, 2020.

Operating results for the three and six months ended June 30, 2020 are not necessarily indicative of the results that may be expected for any subsequent quarters or for the year ending December 31, 2020.

Note 2: Summary of Significant Accounting Policies

Consolidation

The unaudited condensed consolidated financial statements include the accounts and activity of the Company, and its wholly owned subsidiaries. Investments in a variable interest entity in which the Company is not the primary beneficiary; or where the Company does not own a majority interest but has the ability to exercise significant influence over operating and financial policies are accounted for using the equity method. All intercompany profits, transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates and assumptions for the Company relate to bad debt, depreciation, costs capitalized to project development costs, useful lives of assets, fair value of financial instruments, and estimates and assumptions used to measure impairment. Management adjusts such estimates when facts and circumstances dictate. Actual results could differ from those estimates.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 2: Summary of Significant Accounting Policies (continued)

Property and Equipment and Project Development Costs

Property and equipment are recorded at historical cost and are depreciated using the straight-line method over the estimated useful lives of the assets. During the construction period, the Company capitalizes all costs related to the development of the Hall of Fame Village. Project development costs include predevelopment costs, amortization of finance costs, real estate taxes, insurance, and other project costs incurred during the period of development. The capitalization of costs began during the preconstruction period, which the Company defines as activities that are necessary to the development of the project. The Company ceases cost capitalization when a portion of the project is held available for occupancy and placed into service. This usually occurs upon substantial completion of all costs necessary to bring a portion of the project to the condition needed for its intended use, but no later than one year from the completion of major construction activity. The Company will continue to capitalize only those costs associated with the portion still under construction. Capitalization will also cease if activities necessary for the development of the project have been suspended. As of June 30, 2020, the second two phases of the project remained subject to such capitalization.

The Company reviews its property and equipment and projects under development for impairment whenever events or changes indicate that the carrying value of the long-lived assets may not be fully recoverable. In cases where the Company does not expect to recover its carrying costs, an impairment charge is recorded.

The Company measures and records impairment losses on its long-lived assets when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than their carrying amount. Considerable judgment by management is necessary to estimate undiscounted future operating cash flows and fair values and, accordingly, actual results could vary significantly from such estimates. On January 18, 2019, management determined that previously capitalized costs for the development of a hotel should be written off because plans for this particular hotel and site location have been abandoned and will not benefit the current plans for another hotel elsewhere on the site. Management reviewed its capitalized costs and identified the costs that had no future benefit. The Company recorded a $12,194,783 charge as a loss on abandonment of project development costs within the accompanying statement of operations.

Cash and Restricted Cash

The Company considers all highly liquid investments with an original maturity of three months or less when purchased, to be cash equivalents. There were no cash equivalents at June 30, 2020 and December 31, 2019. The Company maintains its cash and escrow accounts at national financial institutions. The balances, at times, may exceed federally insured limits.

Restricted cash includes escrow reserve accounts for capital improvements and debt service as required under certain of the Company’s debt agreements. The balances at June 30, 2020 and December 31, 2019 were $11,460,679 and $5,796,398, respectively.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 2: Summary of Significant Accounting Policies (continued)

Accounts Receivable

Accounts receivable are generally amounts due under sponsorship and other agreements. Accounts receivable are reviewed for delinquencies on a case by case basis and are considered delinquent when the sponsor or debtor has missed a scheduled payment. Interest is not charged on delinquencies.

The carrying amount of accounts receivable is reduced by an allowance that reflects management’s best estimate of the amounts that will not be collected. Management individually reviews all delinquent accounts receivable balances and based on an assessment of current creditworthiness, estimates the portion, if any, of the balance that will not be collected. At June 30, 2020 and December 31, 2019, the Company had an allowance for doubtful accounts of $0 and $1,306,047, respectively, which relates to the Company’s receivable from Youth Sports Management, LLC (“Youth Sports”). See Note 7 for additional information on Youth Sports.

Deferred Financing Costs

Costs incurred in obtaining financing are capitalized and amortized to additions in project development costs during the construction period over the term of the related loans, without regard for any extension options until the project or portion thereof is considered substantially complete. Upon substantial completion of the project or portion thereof, such costs are amortized as interest expense over the term of the related loan. Any unamortized costs are shown as an offset to Notes Payable on the accompanying unaudited condensed consolidated balance sheet.

Investment in Joint Venture

The Company previously used the equity method to record the activities of its 50% owned joint venture in Youth Sports. The equity method of accounting required that the Company recognize its initial capital investment at cost and subsequently, its share of the earnings or losses in the joint venture. The joint venture agreement was structured whereby the Company was not at risk for losses above its original capital investment. Therefore, the Company did not record a deficit that would have resulted in the equity being negative from the investment in joint venture.

The maximum exposure to loss represented the potential loss of assets which may have been recognized by the Company relating to its investment in the joint venture. On May 29, 2020, the Company acquired the remaining 50% in Youth Sports for the accounts receivable amounts due from them, which was fully reserved as of the date of the transaction. The results of this non-cash transaction increased the Company’s interest to 100%. Upon acquisition, the Company consolidated the Youth Sports joint venture, an inactive voting interest entity. The Company accounted for the transaction as an asset acquisition under a cost accumulation model, no gain on the change of control of interest was recognized in the consolidation, resulting in no consolidated assets or liabilities.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 2: Summary of Significant Accounting Policies (continued)

Income Taxes

Income taxes are accounted for under the provisions of the “Income Taxes” topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”). There is no provision in the accompanying financial statements for federal or state income taxes because the entities comprising the Company are organized as limited liability companies structured to be treated as a partnership for income tax purposes. Accordingly, items of income, expense, deduction, and credit are reported in the individual income tax returns of the members.

In accordance with the “Income Taxes” topic of the FASB ASC, uncertain income tax positions are evaluated at least annually by management. The Company classifies interest and penalties related to income tax matters within property operating expenses in the accompanying unaudited condensed consolidated statements of operations. As of June 30, 2020 and December 31, 2019, the Company identified no uncertain income tax positions and has incurred no amounts for income tax penalties and interest for the periods then ended.

The Bipartisan Budget Act of 2015 (the “Budget Act”) provides new rules for the audits of entities treated as partnerships for taxable years beginning on or after January 1, 2018.  These rules will only apply in the event the Internal Revenue Service (“IRS”) audits the Company’s tax return.

Should the Company subsequently receive such a notice and should the audit result in adjustments increasing the taxable income of the members, the Company may be liable for payment of the income taxes that would have been imposed on the members.  If the Company is eligible to make an election out of the new rules and makes such an election or the Company elects to push out the adjustments to the members in a timely manner, the Company will not be liable for any income taxes that result from any IRS audit of any taxable year beginning on or after January 1, 2018. As of the date of this report, the Company has not received any notice of audit by the IRS.

Revenue Recognition

The Company has adopted ASC 606, Revenue with Contracts with Customers, with a date of initial application of January 1, 2019. As a result, the Company has updated its accounting policy for revenue recognition to reflect the new standard. Under ASC 606, revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

The Company generates revenues from various streams such as sponsorship agreements, rents, cost recoveries and event revenues. The sponsorship arrangements, in which the customer sponsors a play area or event and receives specified brand recognition and other benefits over a set period of time, recognized revenue on a straight-line basis over the time period specified in the contract. Refer to Note 6 for more details. Revenue for rents, cost recoveries and events are recognized at the time the respective event or service has been performed.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 2: Summary of Significant Accounting Policies (continued)

Revenue Recognition (continued)

A performance obligation is a promise in a contract to transfer a distinct good or service to a customer. If the contract does not specify the revenue by performance obligation, the Company allocates the transaction price to each performance obligation based on its relative standalone selling price. Such prices are generally determined using prices charged to customers or using the Company’s expected cost plus margin. Revenue is recognized as the Company’s performance obligations are satisfied. If consideration is received in advance of the Company’s performance, including amounts which are refundable, recognition of revenue is deferred until the performance obligation is satisfied or amounts are no longer refundable.

Advertising

The Company expenses all advertising and marketing costs as they are incurred. Total advertising and marketing costs for the three months ended June 30, 2020 and 2019 were $49,908 and $14,946, respectively, and for the six months ended June 30, 2020 and 2019 were $267,595 and $41,774, respectively, which are recorded as property operating expenses on the Company’s unaudited condensed consolidated statements of operations.

The Company also received a grant of $100,000 from Visit Canton on April 3, 2020, whose purpose is to be used to generate visitors to the Canton area through the Company’s events. This grant will be used to offset future marketing and tourism expenses. The grant is recorded in other liabilities on the Company’s unaudited condensed balance sheet.

Ground Rent Expense

Ground rent expense is recognized on a straight-line basis over the life of the related operating lease.

Fair Value of Financial Instruments

The carrying amounts of cash, accounts receivable, restricted cash, accounts payable and accrued liabilities, due to affiliate, other liabilities, preferred equity instruments, and notes payable approximate their fair value due to the short-term nature of these instruments. The Company’s operations and financing activities are conducted in United States dollars and as a result, the Company is not subject to significant exposure to market risks from changes in foreign currency rates. The Company is exposed to credit risk through its cash and restricted cash, but mitigates this risk by keeping these deposits at major financial institutions.

ASC 820 “Fair Value Measurements and Disclosures” provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

Fair value is defined as an exit price, representing the amount that would be received upon the sale of an asset or payment to transfer a liability in an orderly transaction between market participants. Fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 2: Summary of Significant Accounting Policies (continued)

Fair Value of Financial Instruments (continued)

A three-tier fair value hierarchy is used to prioritize the inputs in measuring fair value as follows:

●	Level 1 Quoted prices in active markets for identical assets or liabilities.

●	Level 2 Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable, either directly or indirectly.

●	Level 3 Significant unobservable inputs that cannot be corroborated by market data.

At June 30, 2020 and December 31, 2019, the Company did not have any financial instruments that were measured at fair value on a recurring basis.

On December 11, 2018, in connection with the Master Transaction Agreement (as discussed in Note 4), the Company recorded the initial values of its preferred equity loan and subordinated debt agreements at fair value. The Company used the following assumptions to calculate the fair value of those instruments:

	Preferred Equity Loan	Subordinated Debt
Face value	$95,500,000	$6,450,000
Issuance date	December 11, 2018	December 11, 2018
Maturity date	February 26, 2023	December 11, 2023
Stated coupon rate	4.25%	5.00%
Discount rate	22.3%	17.3%

The Company has determined the estimated fair value amounts by using available market information and commonly accepted valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company or holders of the instruments could realize in a current market exchange. The use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair values.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 2: Summary of Significant Accounting Policies (continued)

Recent Accounting Standards

In February 2016, FASB issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), as modified by subsequently issued ASU Nos. 2018-01, 2018-10, 2018-11, 2018-20 and 2019-01 (collectively “ASU 2016-02”). This ASU is effective for private companies beginning after December 15, 2021. ASU 2016-02 requires recognition of right-of-use assets and lease liabilities on the balance sheet. Most prominent among the changes in ASU 2016-02 is the lessees’ recognition of a right-of-use asset and a lease liability for operating leases. The right-of-use asset and lease liability are initially measured based on the present value of committed lease payments. Leases are classified as either finance or operating, with classification affecting the pattern of expense recognition. Expenses related to operating leases are recognized on a straight-line basis, while those related to financing leases are recognized under a front-loaded approach in which interest expense and amortization of the right-of-use asset are presented separately in the statement of operations. As the Company is an emerging growth company and following private company deadlines, the Company has an additional deferral under this ASU to adopt beginning after December 15, 2022. Similarly, lessors are required to classify leases as sales-type, finance or operating with classification affecting the pattern of income recognition. Classification for both lessees and lessors is based on an assessment of whether risks and rewards as well as substantive control have been transferred through a lease contract. ASU 2016-02 also requires qualitative and quantitative disclosures to assess the amount, timing and uncertainty of cash flows arising from leases. The Company is currently evaluating the impact of the pending adoption of this new standard on its unaudited condensed consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326) (“ASU 2016-13”), as amended by ASU 2018-19, 2019-04, and 2019-11. This standard requires the use of a forward-looking expected loss impairment model for trade and other receivables, held-to-maturity debt securities, loans and other instruments. ASU 2016-13 does not prescribe a specific method to make the estimate, so its application will require significant judgment. ASU 2016-13 is effective for public companies in fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Based on the Company's analysis, ASU 2016-13 did not have a material impact on the Company's results of operations and financial condition upon adoption on January 1, 2020.

In May 2019, the FASB issued ASU 2019-05, Targeted Transition Relief, which allows entities with an option to elect fair value for certain instruments upon adoption of Topic 326. The standard is effective for the Company for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022. The Company is currently evaluating the impact of the pending adoption of this new standard on its unaudited condensed consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (“Topic 740”): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. ASU 2019-12 also simplifies aspects of accounting for franchise taxes and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. ASU 2019-12 is effective for annual and interim financial statement periods beginning after December 15, 2021, with early adoption permitted. The Company is currently evaluating the impact of the pending adoption of this new standard on its unaudited condensed consolidated financial statements.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 2: Summary of Significant Accounting Policies (continued)

Recent Accounting Standards (continued)

In January 2020, the FASB issued ASU No. 2020-01, Investments—Equity Securities (Topic 321), Investments—Equity Method and Joint-Ventures (Topic 323), and Derivatives and Hedging (Topic 815). Clarifying the Interactions between Topic 321, Topic 323, and Topic 815.” This ASU is effective for private companies beginning after December 15, 2021. Early application is permitted, including early adoption in an interim period for public business entities for periods for which financial statements have not yet been issued. An entity should apply ASU No. 2020-01 prospectively at the beginning of the interim period that includes the adoption date. This ASU among other things clarifies that a company should consider observable transactions that require a company to either apply or discontinue the equity method of accounting under Topic 323, Investments—Equity Method and Joint Ventures, for the purposes of applying the measurement alternative in accordance with Topic 321 immediately before applying or upon discontinuing the equity method. The new ASU clarifies that, when determining the accounting for certain forward contracts and purchased options a company should not consider, whether upon settlement or exercise, if the underlying securities would be accounted for under the equity method or fair value option. Following the completion of the Business Combination, this new standard is no longer applicable to the Company.

In March 2019, the FASB issued ASU 2019-01, “Leases (Topic 842): Codification Improvements,” which requires an entity (a lessee or lessor) to provide transition disclosures under Topic 250 upon adoption of Topic 842. In February 2020, the FASB issued ASU 2020-02, “Financial Instruments – Credit Losses (Topic 326): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 119 and Update to SEC Section on Effective Date Related to Accounting Standards Update No. 2016-02, Leases. The ASU adds and amends SEC paragraphs in the Accounting Standards Codification to reflect the issuance of SEC Staff Accounting Bulletin No. 119 related to the new credit losses standard and comments by the SEC staff related to the revised effective date of the new leases standard. This new standard is effective for fiscal years beginning after December 15, 2021, including interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently evaluating the impact of the pending adoption of this new standard on its unaudited condensed consolidated financial statements.

Subsequent Events

Subsequent events have been evaluated through August 10, 2020, the date the unaudited condensed consolidated financial statements were available to be issued. Other than what has been disclosed in the condensed consolidated financial statements, no other events have been identified requiring disclosure or recording.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 3: Property and Equipment and Project Development Costs

Property and equipment consists of the following:

	Useful Life	June 30, 2020	December 31, 2019
Land		$278,556	$278,556
Land improvements	25 years	31,078,211	31,078,211
Building and improvements	15 to 39 years	128,756,221	128,599,831
Equipment	5 to 10 years	1,313,488	1,313,488
Property and equipment, gross		161,426,476	161,270,086

Less: accumulated depreciation		(31,804,622)	(26,359,199)
Property and equipment, net		$129,621,854	$134,910,887

Project development costs		$105,461,050	$88,587,699

During the second quarter 2020, the Company capitalized leasehold improvements that were completed and placed into service totaling $156,390.

For the three months ended June 30, 2020 and 2019, the Company recorded depreciation expense of $2,723,303 and $2,721,317, respectively, and for the six months ended June 30, 2020 and 2019, of $5,445,423 and $5,412,733, respectively. Additionally, the Company recorded a charge of $12,194,783 for the six months ended June 30, 2019 for a loss on abandonment of project development costs for previously capitalized development costs within the accompanying unaudited condensed consolidated statement of operations. For the six months ended June 30, 2020 and 2019, the Company incurred $16,873,351 and $7,449,847 of capitalized project development costs, respectively.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 4: Notes payable, Net

Notes payable, net consisted of the following at June 30, 2020:

	Gross	Discount	Net
Bridge loan	$65,000,000	$(130,042)	$64,869,958
TIF loan	9,752,000	(1,700,439)	8,051,561
Syndicated unsecured term loan	9,355,789	(2,563,624)	6,792,165
Preferred equity loan	103,058,750	(47,535,602)	55,523,148
Land loan with affiliate	1,273,888	-	1,273,888
Naming rights securitization loan	5,566,082	(341,976)	5,224,106
City of Canton Loan	2,596,235	(8,270)	2,587,965
New Market/SCF	2,211,313	-	2,211,313
McKinley Grand Mortgage	1,900,000	(42,696)	1,857,304
Constellation EME	9,900,000	-	9,900,000
Convertible notes	18,185,382	(432,416)	17,752,966
IRG November Note	22,365,646	(27,450)	22,338,196
Paycheck protection plan loan	390,400	-	390,400
JKP Capital loan	4,453,831	(24,373)	4,429,458
SCF subordinated note	1,000,000	-	1,000,000
Total	$257,009,316	$(52,806,888)	$204,202,428

Notes payable, net consisted of the following at December 31, 2019:

	Gross	Discount	Net
Bridge loan	$65,000,000	$(361,655)	$64,638,345
TIF loan	9,847,000	(1,721,761)	8,125,239
Syndicated unsecured term loan	6,803,530	(2,838,067)	3,965,463
Preferred equity loan	99,603,847	(53,365,911)	46,237,936
Land loan with affiliate	1,273,888	-	1,273,888
Naming rights securitization loan	9,235,845	(566,096)	8,669,749
McKinley Grand Mortgage	1,900,000	(51,787)	1,848,213
CH capital lending	1,807,339	-	1,807,339
Convertible notes	17,310,252	(471,965)	16,838,287
IRG November Note	11,585,792	(67,537)	11,518,255
Total	$224,367,493	$(59,444,779)	$164,922,714

During the three months ended June 30, 2020 and 2019, the Company recorded amortization of note discounts of $3,443,333 and $3,538,040, respectively. During the six months ended June 30, 2020 and 2019, the Company recorded amortization of note discounts of $6,677,746 and $6,902,308, respectively.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 4: Notes payable, Net (continued)

Accrued Interest on Notes Payable

As of June 30, 2020 and December 31, 2019, accrued interest on notes payable, were as follows:

	June 30, 2020	December 31, 2019
Bridge loan	$3,317,793	$2,084,711
Preferred equity loan	2,916,477	717,286
Land loan with affiliate	44,964	101,662
Constellation EME	214,742	-
New Market/SCF	25,126	-
Naming rights securitization loan	-	30,786
City of Canton Loan	7,601	-
McKinley Grand Mortgage	-	41,821
Paycheck Protection Program Loan	738	-
JKP Capital Note	10,439	-
SCF Subordinated Note	1,111	-
Convertible notes	262,678	269,271
Total	$6,801,669	$3,245,537

The amounts above were included in accounts payable and accrued expenses and other liabilities on the Company’s unaudited condensed consolidated balance sheet, as follows:

	June 30, 2020	December 31, 2019
Accounts payable and accrued expenses	$3,885,192	$2,528,251
Other liabilities	2,916,477	717,286
	$6,801,669	$3,245,537

Bridge Loan

On March 20, 2018, the Company negotiated a term loan (“Bridge Loan”), with additional amendments during 2018, creating a facility of $65,000,000 with a number of lenders, overseen by a single administrative agent, and secured by a mortgage and a security interest in the assets of the Company. In addition, a guaranty was provided by an affiliated individual. On February 19, 2019, a forbearance agreement was signed which amended the additional margin over LIBOR to 12.5% and extended the maturity date until June 28, 2019. The Company received additional extensions on this Bridge Loan to September 13, 2019 and again on November 16, 2019. Among other things, this amendment extended the maturity date of the facility to October 31, 2020 and has a flat interest rate of 12% computed on an annual basis. The Bridge Loan has an exit fee of 1% on the $65,000,000 balance due at the maturity of the loan, which the Company is accreting over the term of the Bridge Loan.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 4: Notes payable, Net (continued)

Bridge Loan (continued)

At the date of the business combination between the Company and GPAQ, on July 1, 2020, the Company used proceeds from the business combination to pay $15,500,000 on the Bridge Loan, while an additional $15,000,000 converted into equity in the newly formed HOFRE. The remaining balance following the business combination was approximately $34,500,000. The maturity date on the remaining balance has been extended one month to November 30, 2020. Should the Company be unable to pay off the principal balance at maturity, IRG agreed to advance funds to the Company to pay off the Bridge Loan, under the terms of the guarantee. As a result, IRG would become a lender to the Company with a maturity date of August 2021.

Tax Incremental Funding Loan

For the Company, the Development Finance Authority of Summit County (“DFA Summit”) offered a private placement of $10,030,000 in taxable development revenue bonds, Series 2018. The bond proceeds are to reimburse the developer for costs of certain public improvements at the JCIHOFV, which are eligible uses of tax-incremental funding (TIF) proceeds.

Under the cooperative agreement entered into by the Company, two subsidiaries, the City of Canton, DFA Summit, Stark County Port Authority, and the bank trustee, the Company and certain subsidiaries have been exempted from certain real estate taxes. However, the Company must make real estate tax payments on the TIF parcels sufficient to cover future required payments on the bond debt service until the 2018 bonds are no longer outstanding. This is a significant commitment made by the Company and is guaranteed by an individual’s trust, an individual, and two subsidiaries of the Company.

Since the bond debt service is fixed and determinable, a liability has been recorded as of June 30, 2020 and December 31, 2019, representing the present value of the future bond debt service payments. The term of the TIF requires the Company to make installment payments through July 31, 2048. The current imputed interest rate is 5.2%, which runs through July 31, 2028. The imputed interest rate then increases to 6.6% through July 31, 2038 and finally increases to 7.7% through the remainder of the TIF. The Company is required to make payments on the TIF semi-annually in June and December each year. During the six months ended June 30, 2020 and 2019, the Company made principal payments on this loan totaling $95,000 and $90,000, respectively.

Syndicated Unsecured Term Loan and Preferred Equity Loan

On January 1, 2016, as amended and restated on October 15, 2017, the Company entered into a financing agreement with a syndicate of lenders, including affiliates of the IRG member, for a loan amount up to $150,000,000 as an unsecured promissory note. The loan may not be prepaid either in whole or in part until the initial maturity date without the express consent of the lender. The loan proceeds are intended to cover working capital and the construction costs for venues including the Stadium, Youth Fields, and campus infrastructure projects. The maturity date is February 26, 2021, and the loan accrues interest at a rate of 12% per annum.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 4: Notes payable, Net (continued)

Syndicated Unsecured Term Loan and Preferred Equity Loan (continued)

On December 11, 2018, the Company and various parties signed a Master Transaction Agreement (“Master Agreement”) setting forth various terms and conditions for the development of JCIHOFV. As part of the Master Agreement, American Capital Center, LLC (ACC), an affiliate, exchanged $106,450,000 of the Company’s debt and $24,470,142 of accrued interest and origination fees, as well as $336,579 of amounts due to Pro Football Hall of Fame, by converting it to preferred equity instruments with a face value of $95,500,000 and an amended subordinated debt agreement with a face value of $6,450,000. In accordance with the Extinguishment of Liabilities subtopic of the FASB ASC 470-50, given that ACC was a related party, the Company treated the Master Agreement as a capital transaction and recapitalized the debt to equity in the amount of $96,076,120, net of discounts and unamortized deferred financing costs.

The subordinated debt accrues interest at a rate of 5% and the balance is due February 26, 2021. The remaining subordinated debt is subordinate to the bridge loan. Additionally, the subordinated debt contains a payment-in-kind (“PIK”) interest provision, which represents contractually deferred interest added to the subordinated debt outstanding balance that is due at maturity. For the three months ended June 30, 2020 and 2019, the Company incurred PIK interest of $165,907 and $83,123, respectively. For the six months ended June 30, 2020 and 2019, the Company incurred PIK interest of $252,259 and $164,308, respectively.

Land Loan with Affiliate

On July 10, 2017, the Company entered into a promissory note with the National Football Museum, Inc., doing business as the Pro Football Hall of Fame, an affiliate of JCIHOFV, for purpose of the acquisition of land at the Hall of Fame Village. The promissory note with an outstanding balance of $1,273,888 at June 30, 2020 and December 31, 2019 bears interest at a rate of 1.22% per annum. The loan may be prepaid in whole or in part without penalty. For any unpaid balance after December 31, 2017, the interest rate was increased by 5%. The loan is subordinate to the Bridge Loan and has a maturity date of February 26, 2023.

Naming Rights Securitization Loan

On November 9, 2017, the Company, through a subsidiary, JCIHOFV Financing, LLC, entered into a secured loan with a financial institution for $22,800,000, collateralized by the entire payment stream of the Johnson Controls Naming Rights Agreement dated November 17, 2016 (See Note 6). Monthly payments include principal and interest at 4% per annum with the remaining principal balance due on March 31, 2021. The loan may not be prepaid, in whole or in part, without paying the prepayment premium, which is equal to the present value of the remaining interest payments.

City of Canton Loan

On December 30, 2019, the Company entered into a loan facility with the City of Canton, OH, whereby it may borrow up to $3,500,000. The loan accrues interest at a rate of one-half percent (0.5%) per annum. Upon an event of default, the interest rate will increase to five percent (5%) per annum on the outstanding balance at the time of default. The loan shall mature on July 1, 2027. During the three months ended June 30, 2020, the Company borrowed $1,172,698 on the loan and for the six months ended June 30, 2020, the Company borrowed $2,596,235 on the loan.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 4: Notes payable, Net (continued)

New Market Project Loan

On December 30, 2019, the Company entered into a loan facility with New Market Project, Inc., whereby it may borrow up to $3,000,000, of which the proceeds are to be used for the development of McKinley Grand Hotel, as described below. During the three months ended June 30, 2020, the Company borrowed $1,384,952 and during the six months ended June 30, 2020 the Company borrowed $2,211,313 on this facility. The loan has a maturity date of December 30, 2024 and accrues interest at a rate of 4% per annum. In the event of default, including failure to pay upon final maturity, the interest rate shall increase by adding a 5% fee that applies to each succeeding interest rate change that would have applied had there been no default.

McKinley Grand Mortgage

On October 22, 2019, the Company purchased the McKinley Grand Hotel in Canton, Ohio for $3.9 million, which was partially financed by separate notes payable of $1,900,000 and $1,807,339.

The $1,807,339 notes payable accrues interest at a fixed rate equal to ten percent (10%) per annum. The Company was required to make payments commencing on or prior to December 30, 2019. The maturity date of the loan was April 30, 2020 and interest was payable quarterly. The Company was previously in default on the $1,807,339 note, however the note was paid in full on June 19, 2020, as discussed below.

The $1,900,000 note payable has a maturity date of October 22, 2021. Interest accrues at a rate that is equal to the greater of (i) 3.75% or (ii) the sum of the LIBOR rate plus 2.75%. The Company is required to make interest payments commencing on November 1, 2019, and on the first day of each successive month until the note is repaid.

Constellation EME

On December 30, 2019, the Company entered into a loan facility with Constellation whereby it may borrow up to $9,900,000 (the “Loan Facility”). The proceeds of the Loan Facility are to be held in escrow by a custodian to fund future development costs. The proceeds will be released from escrow as development costs are incurred. The Loan Facility was amended on April 13, 2020 to modify the payment schedule and maturity date, reflecting current project timetables. The maturity date is December 31, 2022 and payments are due in twenty-nine (29) monthly installments totaling $11,075,000, with an effective interest rate of 6.1%. Beginning in August 2020 through December 2020, the monthly installment amount is $55,000 which increases in January 2021 to $450,000 through December 2022. During the six months ended June 30, 2020, the Company borrowed the full amount under the Loan Facility. The balance of the escrow account included in restricted cash on the accompanying unaudited condensed consolidated balance sheet as of June 30, 2020 was approximately $8.5 million.

As of June 30, 2020, $1,518,013 of such funds had been released from the custodial accounts to the Company under this facility.

The Company also has a sponsorship agreement with Constellation. Refer to Note 6 for additional information.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 4: Notes payable, Net (continued)

Convertible Notes

On December 24, 2018, the Company issued a series of convertible notes totaling $7,750,000. The notes accrue interest at a rate of 10%, with payments due semi-annually in arrears. The principal and all accrued interest is due November 5, 2025. The Company may redeem the notes after December 24, 2023, subject to terms defined in the individual notes. Notes redeemed between December 24, 2023 and December 24, 2024 will be redeemed at 105% of face value. Notes redeemed after December 24, 2024 will be redeemed at 102.5% of face value. Additionally, the convertible notes contain a PIK interest provision, which represents contractually deferred interest added to the convertible notes outstanding balance that is due at maturity. For the six months ended June 30, 2020, the Company incurred PIK interest of $875,129 and for the six months ended June 30, 2019, the Company incurred PIK interest of $424,722. The notes are subject to automatic conversion to equity instruments when the Company achieves certain financing goals. The notes convert into a number of conversion units equal to the outstanding principal balance of the notes divided by the price per unit at the valuation set by the investor or the Company. The notes are subordinate to the Bridge Loan. There are no embedded beneficial conversion features deemed to be present in these notes.

IRG November Note

On February 7, 2020, as effective on November 27, 2019, the Company entered into a loan facility with the IRG Member, whereby it may borrow up to $30,000,000 (the “IRG November Note”). As of June 30, 2020 and December 31, 2019, the aggregate principal amounts, excluding PIK interest, borrowed on this facility were $22,365,646 and $11,585,792, respectively. The IRG November Note accrues interest at a rate of 12% per annum and has a maturity date of November 1, 2020. Additionally, the IRG November Note contains a PIK interest provision, which represents contractually deferred interest added to the IRG November Note outstanding balance that is due at maturity. For the three months ended June 30, 2020 and 2019, the Company incurred PIK interest of $605,774 and $0, and for the six months ended June 30, 2020 and 2019 incurred, $1,072,326 and $0, respectively.

Paycheck Protection Program Loan

On April 22, 2020, the Company obtained a Paycheck Protection Program Loan (“PPP Loan”) for $390,400. The loan has a fixed interest rate of 1%, requires the Company to make eighteen (18) monthly payments of $17,325 beginning on November 22, 2020 with a maturity date of April 22, 2022 subject to debt forgiveness provisions from the Small Business Association.

JKP Capital Loan

On June 19, 2020, the Company entered into a note with JKP Financial, LLC (the “JKP Capital Loan”) for up to $7,000,000. The JKP Capital Loan bears interest at a rate of twelve percent (12%) per annum and matures on August 31, 2021. The Company is required to pay all unpaid principal and accrued and unpaid interest on August 31, 2021. The Company will use the remaining proceeds of the JKP Capital Loan to fund its Phase II and Phase III construction costs.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 4: Notes payable, Net (continued)

JKP Capital Loan (continued)

On June 19, 2020, the Company paid, in full, the $1,807,339 principal and $121,492 of accrued interest owed to its lender for the purchase of the McKinley Grand Mortgage utilizing the proceeds of the JKP Capital Loan (as described above).

SCF Subordinated Note

On June 22, 2020, the Company entered into a loan facility with Stark Community Foundation (the “SCF Subordinated Note”) for $1,000,000. The SCF Subordinated Note has a fixed interest rate of five percent (5%) per annum, has a PIK interest provision that is payable semi-annually in arrears on each July 22 and January 22 commencing July 22, 2020, and matures on June 22, 2023.

Future Minimum Principal Payments

The minimum required principal payments on notes payable outstanding as of June 30, 2020, are as follows:

For the year ended December 31,	Amount
2020 (six months)	$92,514,014
2021	17,039,441
2022	6,989,541
2023	108,636,389
2024	2,623,313
Thereafter	29,206,618
Total Gross Principal Payments	$257,009,316
Less: Discount	(52,806,888)
Total Net Principal Payments	$204,202,428

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 5: Members’ Equity

The operating agreement allows for two types of member interests in the Company – Preferred and Common. As of both June 30, 2020 and December 31, 2019, the members consisted of one Preferred Member and five Common Members.

Distributions are made to members from cash flow from operations, as available, in the preference order set forth in the operating agreement. The operating agreement states that the Preferred Member is entitled to cash distributions first, until their preferred return of 4.25%, compounded annually, on the outstanding balance of their preferred unreturned capital amount is paid. After five years from the effective date of the operating agreement, the preferred return is 5.0%, compounded annually. Preferred equity dividends are recorded as interest expense. For the three months ended June 30, 2020 and 2019, $1,129,141 and $1,691,145 have been earned, respectively, and $2,199,191 and $2,705,833 have been earned for the six months ended June 30, 2020 and 2019, respectively. Given that the preferred equity had a redemption feature, the redemption value of the preferred members’ equity is included as “preferred equity loan” in notes payable, net on the Company’s unaudited condensed consolidated balance sheets.

On June 30, 2020, the Company entered into a Shared Services Agreement with PFHOF (the “Shared Services Agreement”). Per the terms of the Shared Services Agreement, PFHOF forgave a cumulative amount of $5,150,000 for services previously provided to the Company. Similarly, the Company forgave a total of $1,200,000 for services that the Company previously performed for PFHOF. Additionally, the Company wrote-off the Tom Benson statue, which was valued as of the date of the Shared Services Agreement at $251,000 while the Company had valued it at $300,000. As this is a related party transaction, the Company treated the resulting difference of $3,699,000 as a contribution from one of its members in the Company’s condensed consolidated balance sheet as of June 30, 2020.

Net income and net losses are allocated between the members in accordance with the preference order noted in the operating agreement.

Note 6: Sponsorship Revenue and Associated Commitments

Johnson Controls, Inc.

An 18-year sponsorship agreement between Johnson Controls, Inc. (“JCI”) and the Company was signed on November 17, 2016. Under the terms of the agreement, the Company will receive $135 million in return for granting JCI exclusive naming rights over the facility. The Company is contractually obligated to spend $45 million as activation expenses for the benefit of promoting the Johnson Controls and HOF Village brands.

JCI has the right to terminate the agreement if the project is not substantially complete by December 31, 2021.

As amended, as of June 30, 2020, scheduled future cash to be received and required activation spend under the non-cancellable period of the agreement are as follows:

	Unrestricted	Activation	Total
Remainder of 2020 (six months)	$5,197,917	$-	$5,197,917
2021	4,718,750	750,000	5,468,750
Total	$9,916,667	$750,000	$10,666,667

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 6: Sponsorship Revenue and Associated Commitments (continued)

Johnson Controls, Inc. (continued)

As services are provided, the Company is recognizing revenue on a straight-line basis over the expected term of the agreement. During the three months ended June 30, 2020 and 2019, the Company recognized $1,237,347 and $1,237,347 of net sponsorship revenue related to this deal, respectively. During the six months ended June 30, 2020 and 2019, the Company recognized $2,474,694 and $2,461,097 of net sponsorship revenue related to this deal, respectively. Accounts receivable from JCI totaled $475,525 and $84,164 at June 30, 2020 and December 31, 2019, respectively.

The Company entered into an amendment with JCI on July 2, 2020. See Note 13 for additional information.

Aultman Health Foundation

In 2016, the Company entered into a 10-year licensing agreement with Aultman Health Foundation (“Aultman”) allowing Aultman use of the HOF Village and Pro Football Hall of Fame marks and logos. Under terms of the agreement, the Company will receive $2.5 million in cash sponsorship funds. Of those funds, the Company is contractually obligated to spend $700,000 as activation expenses for the benefit of Aultman.

As of June 30, 2020, scheduled future cash to be received and required activation spend under the agreement are as follows:

	Unrestricted	Activation	Total
Remainder of 2020 (six months)	$250,000	$75,000	$325,000
2021	175,000	75,000	250,000
2022	175,000	75,000	250,000
2023	175,000	75,000	250,000
2024	200,000	75,000	275,000
Thereafter	375,000	175,000	550,000
Total	$1,350,000	$550,000	$1,900,000

Included in the chart above for the remainder of 2020 (six months) is $75,000 for services performed in 2019 that the Company has not yet collected from Aultman. As services are provided, the Company is recognizing revenue on a straight-line basis over the expected term of the agreement. During the three months ended June 30, 2020 and 2019, the Company recognized $44,852 of net sponsorship revenue related to this deal. During the six months ended June 30, 2020 and 2019, the Company recognized $89,704 and $89,211 of net sponsorship revenue related to this deal, respectively. Accounts receivable from Aultman totaled $254,819 and $165,115 at June 30, 2020 and December 31, 2019, respectively.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 6: Sponsorship Revenue and Associated Commitments (continued)

First Data Merchant Services LLC

In December 2018, the Company entered into an 8-year licensing agreement with First Data Merchant Services LLC (“First Data”) and Santander Bank. As of June 30, 2020, scheduled future cash to be received under the agreement are as follows:

Year ending December 31:

Remainder of 2020 (six months)	$50,000
2021	150,000
2022	150,000
2023	150,000
2024	150,000
Thereafter	300,000
Total	$950,000

As services are provided, the Company is recognizing revenue on a straight-line basis over the expected term of the agreement. During the three months ended June 30, 2020 and 2019, the Company recognized $37,042 of net sponsorship revenue related to this deal. During the six months ended June 30, 2020 and 2019, the Company recognized $74,084 and $73,677 of net sponsorship revenue related to this deal, respectively. As of June 30, 2020 and December 31, 2019, there were no amounts due from First Data, respectively.

Constellation NewEnergy, Inc.

On December 19, 2018 the Company entered into an agreement with Constellation NewEnergy, Inc. (“Constellation”) whereby Constellation and its affiliates will provide the gas and electric needs of the Company in exchange for certain sponsorship rights. The agreement is through December 31, 2028.

The agreement provides for certain rights to Constellation and its employees, to benefit from the relationship with the Company from discounted pricing, marketing efforts, and other benefits as detailed in the agreement. The agreement also provides for Constellation to pay sponsorship income and to provide activation fee funds. Activation fee funds are to be used in the year received and do not roll forward for future years as unspent funds. The amounts are due by March 31 of the year to which they apply, which is represented in the chart on the following page.

The agreement includes certain contingencies reducing the sponsorship fee amount owed by Constellation if construction is not on pace with the timeframe noted in the agreement.

The Company also has a note payable with Constellation. Refer to Note 4 for additional information.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 6: Sponsorship Revenue and Associated Commitments (continued)

Constellation NewEnergy, Inc. (continued)

As of June 30, 2020, scheduled future cash to be received and required activation spend under the agreement are as follows:

	Unrestricted	Activation	Total
Remainder of 2020 (six months)	$-	$-	$-
2021	1,300,000	187,193	1,487,193
2022	1,396,000	200,000	1,596,000
2023	1,423,220	200,000	1,623,220
2024	1,450,977	200,000	1,650,977
Thereafter	6,092,610	800,000	6,892,610
Total	$11,662,807	$1,587,193	$13,250,000

As services are provided, the Company is recognizing revenue on a straight-line basis over the expected term of the agreement. During the three months ended June 30, 2020 and 2019, the Company recognized $326,736 of net sponsorship revenue related to this deal. During the six months ended June 30, 2020 and 2019, the Company recognized $653,473 and $649,882 of net sponsorship revenue related to this deal, respectively. Accounts receivable from Constellation totaled $510,685 and $857,213 at June 30, 2020 and December 31, 2019, respectively.

Turf Nation, Inc.

During October 2018, the Company entered into a 5-year sponsorship agreement with Turf Nation, Inc. (“Turf Nation”). Under the terms of the agreement, the Company will receive payments over the term based on the sale of Turf Nation products based on rates defined in the sponsorship agreement. The minimum guaranteed fee per year beginning in 2020 is $50,000 per year.

As services are provided, the Company is recognizing revenue on a straight-line basis over the expected term of the agreement. During the three months ended June 30, 2020 and 2019, the Company recognized $14,951 and $14,951 of net sponsorship revenue related to this deal, respectively. During the six months ended June 30, 2020 and 2019, the Company recognized $29,901 and $29,737 of net sponsorship revenue related to this deal, respectively. Accounts receivable from Turf Nation totaled $101,862 and $171,961 at June 30, 2020 and December 31, 2019, respectively.

Note 7: Other Commitments

Canton City School District

The Company has entered into cooperative agreements with certain governmental entities that support the development of the project overall, where the Company is an active participant in the agreement activity, and the Company would benefit from the success of the activity.

The Company had a commitment to the Canton City School District (“CCSD”) to provide a replacement for their Football Operations Center (“FOC”) and to construct a Heritage Project (“Heritage”). The commitment was defined in the Operations and Use Agreement for HOF Village Complex dated as of February 26, 2016.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 7: Other Commitments (continued)

Canton City School District (continued)

On March 20, 2018, a Letter of Representations was entered into by both parties whereby the Company has agreed to put money into escrow. The escrow balance at June 30, 2020 and December 31, 2019 of $296,653 and $2,604,318, respectively, is included in restricted cash on the Company’s unaudited condensed consolidated balance sheets. In addition, the Company is obligated to provide temporary facilities to support CCSD athletics until the FOC is completed.

Project and Ground Leases

Three wholly owned subsidiaries have project leases with the Stark County Port Authority to lease project improvements and ground leased property at the stadium, youth fields, and parking areas. Rent is comprised of certain fees and generally escalating ground rent over the term of the leases which run until January 31, 2056. Future minimum lease commitments under non-cancellable operating leases, excluding the amounts yet to be paid from escrow for the FOC noted above, are as follows:

For the years ended December 31:

Remainder of 2020 (six months)	$17,902
2021	119,118
2022	119,118
2023	119,118
2024	119,118
Thereafter	9,521,588
Total	$10,015,962

Rent expense on operating leases totaled $99,279 and $163,381 for the three months ended June 30, 2020 and 2019, respectively, and $200,228 and $205,329 during the six months ended June 30, 2020 and 2019, and is recorded as a component of property operating expenses on the Company’s unaudited condensed consolidated statement of operations.

QREM Management Agreement

On August 15, 2018, the Company entered into an Interim Services Agreement with Q Real Estate Management (QREM) to manage the Company’s Tom Benson Stadium operations. Under that agreement, the Company incurs a monthly management fee to QREM. The interim agreement ended March 1, 2019 and the agreement was not renewed between the parties. Management fee expense for the three months ended June 30, 2020 and 2019 was $0 for both periods, and for the six months ended June 30, 2020 and 2019, $0 and $59,675, respectively, which was included in property operating expenses on the Company’s unaudited condensed consolidated statements of operations.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 7: Other Commitments (continued)

SMG Management Agreement

On September 1, 2019, the Company entered into a Service Agreement with SMG to manage the Company’s Tom Benson Stadium operations. Under that agreement, the Company incurs an annual management fee of $200,000. Management fee expense for the three months ended June 30, 2020 and 2019 was, $50,000 and $0, and for the six months ended June 30, 2020 and 2019 was $100,000 and $0, respectively, which is included in property operating expenses on the Company’s unaudited condensed consolidated statements of operations. The agreement term shall end on December 31, 2022.

Employment Agreements

The Company has an employment agreement with its chief financial officer, the terms of which expire in December 2021, with an automatic one-year extension. Such agreement provides for minimum salary levels and incentive bonus that is payable if specified management goals are attained as well as profits interest of 1.0% of future profits vesting over the terms of the agreement.

In addition, the Company has employment agreements with certain of its executives, the terms of which expire through December 2022. Such agreements provide for minimum salary levels and incentive bonuses that are payable if specified management goals are attained as well as profit interests ranging from $300,000 to $600,000 of future profits of the Company generated after the time of such grants.

DoubleTree Canton Downtown Hotel

On January 2, 2020, the Company entered into a franchise agreement with Hilton Franchise Holding, LLC (“Hilton”) in order to obtain a license to use the Hilton brand in the operation of the DoubleTree Canton Downtown Hotel in Canton, Ohio. The Company will be responsible for operating the hotel full-time, complying with industry and brand standards, and using the Reservation Service provided by Hilton. While possessing exclusive control of day to day operations, the Company is required to display and maintain signage displaying Hilton’s brand name. The Company is also required to publish and make available to the traveling public, a directory that includes the Hilton brand. The monthly fee will be used for advertising, promotions, publicity, public relations, market research, and other marketing programs. The projected opening date of the hotel is December 2, 2021.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 7: Other Commitments (continued)

Management Agreement with Crestline Hotels & Resorts

On October 22, 2019, the Company entered into a management agreement with Crestline Hotels & Resorts (“Crestline”). The Company appointed and engaged Crestline as the Company’s exclusive agent to supervise, direct and control management and operation of the Hilton to assist the Company in preparing the Hilton for re-opening. In consideration of the services performed by Crestline, the Company agrees to the greater of: two percent (2%) of gross revenues or $10,000 per month in base management fees. The agreement will be terminated on the fifth anniversary of the commencement date, or October 22, 2024.

Note 8: Contingencies

During the normal course of its business, the Company is subject to occasional legal proceedings and claims.

The Company’s wholly-owned subsidiary HOF Village Stadium LLC is a defendant in a lawsuit “National Football Museum, Inc. dba Pro Football Hall of Fame v. Welty Building Company Ltd., et al;” filed in the Stark County Court of Common Pleas. The Pro Football Hall of Fame, an affiliate, filed this suit for monetary damages as a result of the cancellation of the 2016 Hall of Fame Game. Plaintiff alleges that the game was cancelled as a result of negligent acts of subcontractors who were hired to perform field painting services.

The Plaintiff alleges that HOF Village Stadium, LLC is contractually liable for $1.2 million in damages Plaintiff sustained because it guaranteed the performance of Defendant Welty Building Company Ltd. (“Welty”) for the Hall of Fame Stadium renovation.

Potential damages claimed by Plaintiff include the refunds of ticket sales, lost commissions on food and beverage sales, and lost profits on merchandise sales. The Company’s management, in consultation with legal counsel, believes that this suit is without merit and intends to vigorously defend its position. The ultimate outcome of this litigation cannot presently be determined. Accordingly, adjustments, if any that might result from the resolution of this matter have not been reflected in the unaudited condensed consolidated financial statements.

Note 9: Related-Party Transactions

Due to Affiliates

Due to affiliates consisted of the following at June 30, 2020 and December 31, 2019:

	June 30, 2020	December 31, 2019
Due to IRG Member	$6,408,371	$6,257,840
Due to IRG Affiliate	140,561	145,445
Due to M. Klein	500,000	500,000
Due to Related Party Advances	-	5,800,000
Due to PFHOF	4,966,557	6,630,305
Total	$12,015,489	$19,333,590

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 9: Related-Party Transactions (continued)

Due to Affiliates (continued)

The IRG Member and an affiliate provide certain supporting services to the Company. As noted in the Operating Agreement of HOF Village, LLC, an affiliate of the IRG Member, IRG Canton Village Manager, LLC, may earn a master developer fee calculated as 4.0% of development costs incurred for the JCIHOFV, including, but not limited to site assembly, construction supervision, and project financing.

For the three months ended June 30, 2020 and 2019, costs incurred under these arrangements were $80,174 and $810,720, respectively, and for the six months ended June 30, 2020 and 2019, costs incurred were $208,946 and $1,106,882, under these arrangements, which were included in Project Development Costs.

The IRG Member also provides certain general administrative support to the Company. For the three months ended June 30, 2020 and 2019, expenses of $211 and $16,477, respectively, were included in Property Operating Expenses. For the six months ended June 30, 2020 and 2019, expenses of $211 and $348,985 related to this support were incurred.

The amounts due to the IRG member above are for development fees and human resources support.

The amounts above due to the IRG Affiliate relate to the Company’s engagement with them to identify and obtain naming rights sponsors and other entitlement partners for the Company under an arrangement for $15,000 per month plus commissions. For both the three months ended June 30, 2020 and 2019 the Company incurred $45,000 in costs to this affiliate, respectively, and $90,000 for both the six months ended June 30, 2020 and 2019, respectively.

The amounts above due to M. Klein relate to advisory services provided to the Company. The Company engages a company owned by an investor for advisory services. The Company has not incurred any advisory costs under this arrangement in any of the reported periods presented.

The amounts above due to related party advances are non-interest bearing advances from an affiliate of IRG Member due on demand. The Company is currently in discussions with this affiliate to establish repayment terms of these advances, however, there could be no assurance that the Company and IRG Member will come to terms acceptable to both parties.

On January 13, 2020, the Company secured $9.9 million in financing from Constellation through its Efficiency Made Easy (“EME”) program to implement energy efficient measures and to finance the construction of the Constellation Center for Excellence and other enhancements, as part of Phase II development. The Hanover Insurance Company provided a guarantee bond to guarantee the Company’s payment obligations under the financing, and Stuart Lichter and two trusts affiliated with Mr. Lichter have agreed to indemnify The Hanover Insurance Company for payments made under the guarantee bond.

The amounts above due to the Pro Football Hall of Fame (“PFHOF”) relate to advances to and from the Pro Football Hall of Fame, including costs for onsite sponsorship activation, sponsorship sales support, shared services, event tickets, and expense reimbursements.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 9: Related-Party Transactions (continued)

License Agreement

On March 10, 2016, the Company entered into a license agreement with Pro Football Hall of Fame, whereby the Company has the ability to license and use certain intellectual property from the Pro Football Hall of Fame in exchange for the Company paying a fee based on certain sponsorship revenue and expenses. On December 11, 2018, the license agreement was amended to change the calculation of the fee to be 20% of eligible sponsorship revenue. The license agreement expires on December 31, 2033. During the three months ended June 30, 2020 and 2019, the Company recognized expenses of $464,618 and $464,619, respectively, and for the six months ended June 30, 2020 and 2019, the Company recognized $1,466,222 and $929,288, respectively, which are included in property operating expenses on the Company’s unaudited condensed consolidated statements of operations.

Media License Agreement

On November 11, 2019, the Company entered into a Media License Agreement with PFHOF that shall terminate on December 31, 2034. The Company shall pay to PFHOF a minimum guarantee of $1,250,000 each year during the term. After the first five (5) years of the agreement, the minimum guarantee shall increase by three percent (3%) on a year-over-year basis. In consideration of any license granted to the Company, the Company shall pay to PFHOF a license fee that will be agreed upon between the Company and PFHOF. The license fee will be two hundred twenty five thousand dollars ($225,000) that will increase by 3% on a year-over-year basis after the first five (5) years of the Media License Agreement. There were no license fees incurred during the three months and six months ended June 30, 2020 and 2019.

PFHOF Shared Services Agreement

On June 30, 2020, the Company entered into the Shared Services Agreement with PFHOF. Per the terms of the Shared Services Agreement, PFHOF forgave a cumulative amount of $5,150,000 for services previously provided to the Company. Similarly, the Company forgave a total of $1,200,000 for services that the Company previously performed for PFHOF. Additionally, the Company wrote-off the Tom Benson statue, which was valued as of the date of the Shared Services Agreement at $251,000 while the Company had valued it at $300,000. As this is a related party transaction, the Company treated the resulting difference of $3,699,000 as a contribution from one of its members in the Company’s condensed consolidated balance sheet as of June 30, 2020.

Other Liabilities

Other liabilities consist of the following at June 30, 2020 and December 31, 2019:

	June 30, 2020	December 31, 2019
Activation fund reserves	$4,092,169	$2,876,149
Deferred revenue	116,757	90,841
Preferred stock dividend payable	2,916,476	717,286
Total	$7,125,402	$3,684,276

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 9: Related-Party Transactions (continued)

Crown League Investment

On June 11, 2020, we acquired 60% of the equity interests in Mountaineer GM, LLC (“Mountaineer”) from Michael Klein & Associates, Inc., an affiliate of our director Michael Klein (“MKA”) for a purchase price of $100 pursuant to membership interest purchase agreement (the “Membership Purchase Agreement”). Mountaineer is party to an asset purchase agreement, dated June 5, 2020 (the “Crown APA”), with CrownThrown, Inc. (“Crown”), pursuant to which Mountaineer agreed to acquire the assets of, and assume certain liabilities of, Crown, which consist of The Crown League, a professionalized fantasy sports league (the “Crown Business”). The Company entered into a services agreement, dated as of June 16, 2020 (the “Services Agreement”), with Mountaineer and BXPG LLC (“Brand X”), whereby Mountaineer and the Company retain Brand X to provide services with regard to the Crown Business. Pursuant to an amended and restated limited liability company agreement of Mountaineer that the Company and MKA entered into in connection with the Company’s purchase of the 60% interest in Mountaineer under the Membership Purchase Agreement, MKA agreed to provide the consideration for Mountaineer to complete the acquisition of Crown as a capital contribution to Mountaineer, consisting of 90,287 shares of HOFRE’s common stock, and the Company agreed to provide the consideration owed to Brand X under the Services Agreement as a capital contribution to Mountaineer, consisting of 100,000 shares of HOFRE’s common stock, 25,000 shares of which were issued on August 6, 2020, and 25,000 shares of which are issuable on each of July 1, 2021, January 1, 2022 and July 1, 2022, until such capital contributions of the Company equal 60% of the total capital contributions to Mountaineer. Mountaineer completed the acquisition of Crown assets under the Crown APA on July 22, 2020. The Company anticipates that it will have control of Mountaineer and expects to account for its investment as a business combination.

Note 10: Concentrations

For the six months ended June 30, 2020, two customers represented approximately 68% and 18% of the Company’s sponsorship revenue. For the six months ended June 30, 2019, one customer represented approximately 62% of the Company’s sponsorship revenue. At June 30, 2020, four customers represented approximately 41%, 30%, 15%, and 12% of the Company’s accounts receivable. At December 31, 2019, two customers represented approximately 43% and 33% of the Company’s accounts receivable.

At any point in time, the Company can have funds in our operating accounts and restricted cash accounts that are with third party financial institutions. These balances in the U.S. may exceed the Federal Deposit Insurance Corporation insurance limits. While the Company monitors the cash balances in our operating accounts, these cash and restricted cash balances could be impacted if the underlying financial institutions fails or could be subject to other adverse conditions in the financial markets.

Note 11: Merger Agreement

On September 16, 2019, the Company entered into a definitive business combination agreement (as amended, the “BCA” or the “Business Combination Agreement” and the transactions contemplated thereby, the “Business Combination”) with GPAQ, a publicly traded special purpose acquisition company, GPAQ Acquisition Holdings, Inc. (“Holdings”), GPAQ Acquiror Merger Sub, Inc., GPAQ Company Merger Sub, LLC, and HOF Village Newco, LLC (“Newco”), to create a sports, entertainment and media enterprise surrounding the Pro Football Hall of Fame.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 11: Merger Agreement (continued)

The terms of the Business Combination Agreement provided for HOV Village Newco, LLC, a subsidiary of the Company to which all of the Company’s operations are transferred as part of the Business Combination, to merge with and into a wholly-owned subsidiary of GPAQ. The Company’s management and equity holders have rolled 100% of their equity into the combined entity. Proceeds from GPAQ’s trust account will be used by the Company to repay certain debt and expenses and to fund continued growth of the Company’s operations. Immediately following the closing, the combined company changed its name to “Hall of Fame Resort & Entertainment Company” and the Company became a wholly-owned subsidiary of HOFRE, and received approval to trade on the NASDAQ stock exchange under the ticker symbol “HOFV”.

See Note 13 for additional information related to the Company’s merger agreement with GPAQ.

Note 12: COVID-19 Coronavirus

In December 2019, a novel strain of coronavirus, COVID-19, was reported to have surfaced in Wuhan, China. Since then, the COVID-19 coronavirus has spread to multiple countries, including the United States. As the COVID-19 coronavirus continues to spread in the United States, the Company may experience disruptions that could severely impact the Company. The global outbreak of the COVID-19 coronavirus continues to rapidly evolve. The extent to which the COVID-19 coronavirus may impact the Company’s business will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease, the duration of the outbreak, travel restrictions and social distancing in the United States and other countries, business closures or business disruptions and the effectiveness of actions taken in the United States to contain and treat the disease. The Company has had to cancel events due to COVID-19 and is in process of monitoring COVID-19’s potential impact on the Company’s operations

Note 13: Subsequent Events

JCI Sponsorship Revenue Amendment

On July 2, 2020, the Company entered into an amendment (the “Amendment”) to its sponsorship agreement with JCI. Among other things, the Amendment restricts the activation proceeds from rolling over from year to year with a maximum amount of activation proceeds in one agreement year to be $750,000. This is a prospective change, which the Company will reflect beginning in the third quarter of 2020. Additionally, for the rest of 2020, the Company will receive $5,197,917 in cash receipts, $4,718,750 in 2021, $4,750,000 in 2022 and 2023, $5,000,000 in 2024 and 2025, and $5,170,139 from 2026 through 2034. The parties have also agreed to change the name of the village, formerly known as “Johnson Controls Hall of Fame Village” to “Hall of Fame Village powered by Johnson Controls”.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 13: Subsequent Events (continued)

Technology as a Service Agreement

On July 2, 2020, the Company entered into a letter of intent with JCI, awarding JCI with a Technology as a Service Agreement (the “TaaS Agreement”). The TaaS Agreement is designed to divide the Company’s construction work into two phases, using JCI’s technology to assist in completion of each phase. The Company will utilize JCI’s services by providing design consulting, equipment sales and turn-key installations over the course of 24 months. JCI will also provide operations and maintenance services to the Company commencing at substantial completion of previous phases of the project. Finally, JCI will be providing major repairs and replacement of equipment throughout the completion of Phase II and Phase III.

Merger

On July 1, 2020, the Company and GPAQ successfully completed the Business Combination contemplated by the merger agreement. Beginning on July 1, 2020 and thereafter, the combined entity had changed its name to Hall of Fame Resort & Entertainment Company and has been trading on the NASDAQ stock exchange under the ticker symbol “HOFV”.

In connection with the consummation of the business combination, each issued and outstanding unit of GPAQ was detached and the holder thereof was deemed to hold one share of GPAQ Class A common stock and one GPAQ warrant was converted automatically into the right to receive 1.421333 shares of the Company’s common stock, par value $0.0001, following which all shares of GPAQ Class A common stock ceased to be outstanding and were automatically canceled and cease to exist.

At the date of the Business Combination between the Company and GPAQ, on July 1, 2020, the Company used proceeds from the Business Combination to pay $15,500,000 on the Bridge Loan, while an additional $15,000,000 converted into equity in the newly formed Hall of Fame Entertainment & Resort entity. The remaining balance following the Business Combination was approximately $34,500,000. The maturity date on the remaining balance has been extended one month to November 30, 2020. Should the Company be unable to pay off the principal balance at maturity, IRG agreed to advance funds to the Company to pay off the Bridge Loan, under the terms of the guarantee. As a result, IRG would become a lender to the Company with a maturity date of August 2021.

On July 1, 2020, HOFRE, the parent of the Company following the Business Combination, entered into a note purchase agreement (the “Magnetar Note”) with certain funds managed by Magnetar Financial, LLC (“Magnetar”) pursuant to which the Company agreed to issue and sell to Magnetar in a private placement $20,721,293 in aggregate principal amount of the Company’s 8% Convertible Notes due 2025. The Magnetar Note may be converted into shares of common stock at the option of the holders of the note, and the Company may, at its option, redeem the notes in exchange for cash and warrants to purchase shares of common stock.

On July 1, 2020, in connection with the closing of the Business Combination, each of the holders immediately prior to the closing date, GPAQ entered into a lock-up agreement (the “Lock-Up Agreement”). Under the Lock-Up Agreement, each GPAQ holder agrees not to sell, offer to sell, contract or agree to sell, hypothecate, pledge, sell any option or contract to purchase, grant any option, right or warrant, make any short sale or otherwise transfer or dispose of or lend its portion of any shares of common stock for a period after closing ending on the date that is the later of (i) 180 days after July 1, 2020 and (ii) the expiration of the Founder Shares Lock-Up Period under, dated January 24, 2018 among GPAQ, its officers and directors and initial shareholders.

2020 Omnibus Incentive Plan

On July 1, 2020, in connection with the closing on the Business Combination, the board of directors of HOFRE adopted an omnibus incentive plan (the “2020 Omnibus Incentive Plan”). In accordance with the 2020 Omnibus Incentive Plan and the employment agreement of HFORE’s Chief Executive Officer, HOFRE’s Chief Executive Officer is entitled to receive 715,929 restricted shares of HOFRE’s common stock upon the effectiveness of a registration statement covering those shares. One-third of the restricted shares vest immediately after the effectiveness of the registration statement, one-third upon the first anniversary of the closing of the Business Combination and the last third upon the second anniversary of such closing.